EXHIBIT 99.1

INTERLINK ELECTRONICS ANNOUNCES

FIRST QUARTER 2005 FINANCIAL RESULTS

Revenues up 17% from prior year

Camarillo, California – May 5, 2005 – Interlink Electronics, Inc. (NASDAQ:LINK), a world leader in the development of intuitive interface technologies and solutions for business and home applications, today announced its financial results for the first quarter of 2005. Revenues for the three months ended March 31, 2005 totaled $9.3 million, a 17% increase as compared to $7.9 million for the first quarter of 2004 and a 4% decrease compared to the fourth quarter of 2004. Operations recorded a loss of $974,000 — as compared to operating income of $89,000 for the first quarter of 2004. The net loss for the first quarter of 2005 was $910,000, or $0.07 loss per diluted share, as compared to earnings of $99,000, or $0.01 earnings per diluted share, for the first quarter of 2004.

“During the first quarter of 2005, revenues reached $9.3 million,” said E. Michael Thoben, Chairman, Chief Executive Officer and President of Interlink Electronics. “This is a 17% growth over the first quarter of 2004. Our year over year growth continues to be driven by our newer business segments of Home Entertainment, E-Transactions and MicroNav™ technologies. In particular, Home Entertainment grew 335% from the first quarter of 2004 and was up 42% over our previous record in the fourth quarter of 2004. The primary drivers of this growth are shipments of remote controls to advance viewing device manufacturers, such as Dell and Acer.”

“Additionally, our Specialty Components segment continues to show strong momentum by improving 20% over the same period last year,” said Mr. Thoben. “We continue to build customers in the consumer electronics segment with our newly introduced MicroNav technologies. In general, we expect to continue to see the newer business segments become a larger percentage of our total revenue and drive the future growth of our company. We are expanding our customer base and worldwide market reach with these patented technologies.”

On the other hand, our traditional Business Communications remote control business was down 9% from the first quarter of 2004,” said Mr. Thoben. “This anticipated decline is primarily attributed to an industry-wide inventory build-up by presentation projector manufacturers in mid-2004. We experienced a corresponding revenue spike in our OEM remote business sales during that same period. We anticipate the Business Communications OEM market will continue to bring about both revenue and margin challenges in the future. This is especially true as projectors become more commoditized and continue to radically drop in price. Understanding these market dynamics over the last few years has been the compelling reason for our diversification into several new high growth market opportunities. We are encouraged by our early successes with MicroNav technology and Home Entertainment and feel very good about the kind of year we currently anticipate with E-Transactions in the financial services market. Looking forward, we anticipate sequential quarterly growth both top line and bottom line as we continue to transition our businesses.”

“Our DSO, or days sales outstanding in accounts receivable, moderated a little this quarter to 85 after achieving a tremendous improvement to 76 last quarter, and still is improved over our average of 87 for last year. The increase in DSO’s is due to the timing of several large receipts that fell into early April and portends for an excellent second quarter,” said Mr. Thoben. “Inventory turns also stayed within a reasonable range at 2.3 turns now versus 2.5 at year-end and the total value of inventory only increased by approximately $100,000. Our Sarbanes-Oxley and audit fees also showed some improvement dropping from $757,000 in the fourth quarter of last year to $418,000 in the first quarter of 2005.”

Interlink Electronics first quarter of 2005 product news:

Specialty Products

•	January 2005 - Interlink Electronics, Inc. announced the first products shipped using its recently introduced, patented MicroNav technology. Based on the Company’s patented Force Sensing Resister (FSR®), MicroNav technology provides interface and menu navigation for advanced consumer electronics devices. First products shipped utilizing this proprietary technology include the Siemens’ EMOTY CX70 cellular phone, the new iRiver H-10 media player and the award-winning Sonos Digital Music System.

•	February 2005 - Interlink Electronics, Inc. launched its new family of MicroNav interface products in the US, Japan, Taiwan and Korea. Developed for today’s advanced cell phones and portable media players, MicroNav Ring and Array solutions enable quick fingertip menu item navigation using “scroll wheel”, vertical and horizontal menu control.

Business Communications

•	February 2005 - Interlink Electronics, Inc. introduced its GoSpeak! ultra-portable speaker system in the United Kingdom. Powerful enough to address audiences of 200 people, GoSpeak! weighs less than 5 pounds and fits in a laptop tote bag. Yet its flat-panel speaker technology is powerful enough to provide room-filling audio amplification for presentations, sales meetings, training sessions and trade shows.

•	March 2005- Interlink Electronics, Inc. launched Presentation Pilot Pro in the United States. Designed to drive presentations on PC or Mac platforms using Microsoft® PowerPoint® or Apple Keynote® software, the Presentation Pilot Pro is a full-featured computer remote control-value-priced to target larger corporate, government and academic users.

About Interlink Electronics, Inc.

Interlink Electronics, Inc. (NASDAQ:LINK) is a world leader in the development of intuitive interface technologies and solutions for business and home applications. Creating today’s interface standards, our business communications, e-transactions, home entertainment and specialty components businesses have established Interlink as the comprehensive source for branded and OEM solutions. Selected customers include Dell, HP/Compaq, InFocus, Microsoft, Mitsubishi, NEC, Sanyo, Sharp, Sony and Toshiba.

Recognized worldwide for innovative interface technologies and solutions, Interlink Electronics, Inc. serves an international customer base from its corporate headquarters in Camarillo, California and offices in Tokyo, Hong Kong and China. The Company currently holds numerous patents on sensor technologies, e-signature technologies, wireless communication protocols and product design properties. See Interlink Electronics online at http://www.interlinkelectronics.com/ or in Japan at http://www.interlinkelec.co.jp/

All registrations and trademarks are properties of their respective owners.

Summarized Consolidated Statements of Operations

(GAAP Basis)

(000’s except per share data)

	Three Months Ended
	(Unaudited)
	March 31		Dec. 31
	2005	2004	2004
Revenue	$9,268	$7,936	$9,683
Gross Profit	2,721	3,134	3,205

Product development & research	1,029	905	1,082
Sales, marketing and administration	2,248	2,114	2,462
Sarbanes-Oxley 404 and audit fees	418	26	757

Total operating expenses	3,695	3,045	4,301

Operating income (loss)	(974)	89	(1,096)

Other income	64	10	44
Provision for tax expense (benefit)	—	—	(1)

Net income (loss)	$(910)	$99	$(1,051)

Earnings (loss) per share – basic	$(0.07)	$0.01	$(0.08)
Earnings (loss) per share – diluted	$(0.07)	$0.01	$(0.08)

Weighted average shares – basic	13,692	11,236	13,554
Weighted average shares – diluted	13,692	12,559	13,554

Selected Consolidated Balance Sheet Data (000’s)

(GAAP Basis, Unaudited)

	March 31 2005	March 31 2004	Dec. 31 2004
Cash and cash equivalents	$15,707	$7,039	$19,067
Working capital	32,016	20,602	32,866
Total assets	38,033	26,278	40,596
Long-term debt	374	923	405
Stockholders’ equity	33,627	21,297	34,502

This document contains forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements:

business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and product shipment interruptions due to manufacturing problems. The forward-looking statements contained in this document regarding industry and revenue trends, industry product and technology acceptance, product mix and future business activities should be considered in light of these factors.

Conference Call Information

May 5, 2005 at 4:30 p.m. ET

Live Call-in #: 800-988-0202 or 517-308-9006 (Pass Code: “link”)

Web cast address: http://www.interlinkelectronics.com

Telephonic replay call in # (US) 800-568-6411 or (Intl) 203-369-3291

Interlink Electronics

546 Flynn Road

Camarillo, CA 93012

(805) 484-8855

Michelle Lockard, Investor Relations	Keith Roberts, Public Relations
mlockard@interlinkelectronics.com	kroberts@interlinkelectronics.com

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